                                                                    Exhibit 12.1

                CENTERPOINT ENERGY, INCORPORATED AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                    YEAR ENDED DECEMBER 31,
                               --------------------------------------------------------------------
                                   1998          1999         2000          2001           2002
                               -----------   -----------   -----------   -----------   ------------
Income (loss) from
     continuing operations..   $  (170,618)  $ 1,631,697   $   245,516   $   499,378   $   368,827

Income taxes (benefit) for
     continuing operations..       (49,652)      885,528       236,084       257,378       198,540

 Capitalized interest.......       (12,148)      (14,675)      (10,803)       (9,125)      (11,620)
                               -----------   -----------   -----------   -----------   -----------
                                  (232,418)    2,502,550       470,797       747,631       555,747
                               -----------   -----------   -----------   -----------   -----------

Fixed charges, as defined:

   Interest and distribution
     on trust preferred
     securities.............       567,655       540,088       564,131       606,896       764,256

   Capitalized interest.....        12,148        14,675        10,803         9,125        11,620

   Preference security
     dividend requirements
     of subsidiary..........           503           599           762         1,304            --

   Interest component of
     rentals charged to
     operating expense......        10,963        15,680        15,243        15,114        14,281
                               -----------   -----------   -----------   -----------   -----------

   Total fixed charges......       591,269       571,042       590,939       632,439       790,157
                               -----------   -----------   -----------   -----------   -----------

Earnings, as defined:.......   $   358,851   $ 3,073,592   $ 1,061,736   $ 1,380,070   $ 1,345,904
                               ===========   ===========   ===========   ===========   ===========

Ratio of earnings to fixed
     charges................            --          5.38          1.80          2.18          1.70
                               ===========   ===========   ===========   ===========   ===========

                               SIX MONTHS ENDED  SIX MONTHS ENDED
                                JUNE 30, 2002      JUNE 30, 2003
                               ----------------  ----------------
Income (loss) from
     continuing operations..     $   231,012        $  164,437

Income taxes (benefit) for
     continuing operations..         113,914            85,455

 Capitalized interest.......          (6,358)           (3,892)
                                 -----------        ----------
                                     338,568           246,000
                                 -----------        ----------

Fixed charges, as defined:

   Interest and distribution
     on trust preferred
     securities.............         285,348           466,878

   Capitalized interest.....           6,358             3,892

   Preference security
     dividend requirements
     of subsidiary..........              --                --

   Interest component of
     rentals charged to
     operating expense......           7,230             6,865
                                 -----------        ----------

   Total fixed charges......         298,936           477,635
                                 -----------        ----------

Earnings, as defined:.......     $   637,504        $  723,635
                                 ===========        ==========

Ratio of earnings to fixed
     charges................            2.13              1.52
                                 ===========        ==========

         In 1998 earnings were inadequate to cover fixed charges by approximately $232 million. This deficiency results from the $1.2 billion non-cash, unrealized accounting loss recorded for the ACES. Excluding the effect of the non-cash, unrealized accounting loss, the ratio of earnings from continuing operations to fixed charges would have been 3.29.